Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF DOMESTICATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

1)	The date the Non-Delaware Corporation first formed is October 29, 2009.

2)	The name under which the Non-Delaware Corporation first formed is ID Arizona Corp., and the jurisdiction where the Non-Delaware Corporation first formed is the Cayman Islands. On October 30, 2009, ID Arizona Corp. changed its name to SearchMedia Holdings Limited. On December 14, 2012, SearchMedia Holdings Limited changed its name to Tiger Media, Inc.

3)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Tiger Media, Inc.

4)	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate is the Cayman Islands.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is Tiger Media, Inc.

6)	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 20th day of March, 2015.

TIGER MEDIA, INC., a Cayman Islands company

/s/ Peter Tan
Name: Peter Tan Title: Chief Executive Officer